Exhibit 99.3

Momentive Performance Materials Inc.

Offers to Exchange up to $635,000,000

Aggregate Principal Amount of its

9.0% Second-Priority Springing Lien Notes Due 2021 (the “Old Dollar Notes”)

(CUSIP No. 60877UAU1 - Old Dollar Notes originally issued in reliance on Rule 144A; and

CUSIP No. U60964AG5 - Old Dollar Notes originally issued in reliance on Regulation S)

and

9.5% Second-Priority Springing Lien Notes Due 2021 (the “Old Euro Notes”)

(ISIN No. XS0555429611 - Old Euro Notes originally issued in reliance on Rule 144A; and

ISIN No. XS0555425114 - Old Euro Notes originally issued in reliance of Regulation S)

For Any and All of its Outstanding

9.0% Second-Priority Springing Lien Notes Due 2021 (CUSIP No. 60877UAW7)

and

9.5% Second-Priority Springing Lien Notes Due 2021 (ISIN No. XS0616579321)

THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT,

NEW YORK CITY TIME, ON             , 2011, UNLESS EXTENDED.

                    , 2011

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Momentive Performance Materials Inc. (the “Issuer”) is offering, upon the terms and subject to the conditions set forth in the Prospectus dated     , 2011 (the “Prospectus”) and the accompanying Letter of Transmittal enclosed herewith (which together constitute the “Exchange Offer”) to exchange its 9.0% Second-Priority Springing Lien Notes Due 2021 (the “Old Dollar Notes”) (CUSIP No. 60877UAU1 (Old Dollar Notes originally issued in reliance on Rule 144A); CUSIP No. U60964AG5 (Old Dollar Notes originally issued in reliance on Regulation S)) and its outstanding 9.5% Second-Priority Springing Lien Notes due 2021 (the “Old Euro Notes”, and together with the Old Dollar Notes, the “Old Notes”) (ISIN No. XS0555429611 (Old Euro Notes originally issued in reliance on Rule 144A); and ISIN No. XS0555425114 (Old Euro Notes originally issued in reliance of Regulation S)) for an equal aggregate principal amount of new 9.0% Second-Priority Springing Lien Notes Due 2021 (the “Exchange Dollar Notes”) (CUSIP No. 60877UAW7) and 9.5% Second-Priority Springing Lien Notes due 2021 (the “Exchange Euro Notes”, and together with the Exchange Dollar Notes, the “Exchange Notes”) (ISIN No. XS0616579321), respectively, each of which have been registered under the Securities Act of 1933, as amended (the “Securities Act”). As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the Old Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest to the holders of the Old Notes under certain circumstances relating to the Registration Rights Agreement, dated November 5, 2010, among the Issuer and the initial purchasers of the Old Notes.

THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE “THE EXCHANGE OFFER—CERTAIN CONDITIONS TO THE EXCHANGE OFFER” IN THE PROSPECTUS.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Prospectus, dated     , 2011;

2. The Letter of Transmittal for your use (unless Old Notes are tendered by an Agent’s Message) and for the information of your clients (including Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9) (facsimile copies of the Letter of Transmittal may be used to tender Old Notes);

3. A form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4. A Notice of Guaranteed Delivery (in the case of Old Dollar Notes only).

YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON     , 2011, UNLESS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD OLD NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

In all cases, exchange of Old Dollar Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Dollar Exchange Agent of (a) certificates representing such Old Dollar Notes, or confirmation of book entry transfer of such Old Dollar Notes, as the case may be, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent’s Message and (c) any other required documents.

Holders who wish to tender their Old Dollar Notes and (i) whose Old Dollar Notes are not immediately available or (ii) who cannot deliver their Old Dollar Notes, the Letter of Transmittal or an Agent’s Message and in either case together with any other documents required by the Letter of Transmittal to the Dollar Exchange Agent prior to the Expiration Date must tender their Old Dollar Notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Guaranteed Delivery Procedures—Old Dollar Notes Only” in the Prospectus.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

Pursuant to their internal guidelines, Euroclear Bank, S.A./N.V. (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), as applicable, will automatically exchange Old Euro Notes for Exchange Euro Notes on behalf of the holders of the Old Euro Notes. If they do not wish to participate in the Exchange Offer, the registered holder of Old Euro Notes on the records of Euroclear or Clearstream must electronically instruct Euroclear or Clearstream, as the case may be, to “Take No Action”; otherwise such Old Euro Notes will be tendered in the Exchange Offer, and the holder of such notes will be deemed to have agreed to be bound by the terms of the letter of transmittal. The exchange for Old Euro Notes so tendered will only be made after a timely confirmation of a book-entry transfer of Old Euro Notes into the Euro Exchange Agent’s account, and timely receipt by the Euro Exchange Agent of an Agent’s Message. The Issuer will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchange of Old Notes pursuant to the Exchange Offer. The Issuer will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuer will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to them except as otherwise provided in Instruction 5 of the Letter of Transmittal.

Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Dollar Exchange Agent by telephone at (212) 815-5920 (Attention: Mrs. Carolle Montreuil) or by facsimile (for eligible institutions only) at (212) 298-1915 (Attention: Mrs. Carolle Montreuil) or to the Euro Exchange Agent by telephone at +44 20 7964 4958 or by facsimile (for eligible institutions only) as +44 20 7964 2536 (Attention: CT Events Administration).

Very truly yours,

MOMENTIVE PERFORMANCE MATERIALS INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE ISSUER OR ANY AFFILIATE THEREOF, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY DOCUMENT ON BEHALF OF THE ISSUER IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.